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EXHIBIT 99.1

NEWS ANNOUNCEMENT FOR IMMEDIATE RELEASE

Media Contact:	Heather Pietsch VitalStream 949/417-2092 heatherp@vitalstream.com www.vitalstream.com

VITALSTREAM COMPLETES ACQUISITION OF
KEY ASSETS OF EPOCH NETWORKS INC.

Acquisition Expands VitalStream's Content Delivery Network and Customer Base

        IRVINE, Calif., January 21, 2003—VitalStream Holdings, Inc. (VitalStream) (OTC: VSTH), a worldwide leader in digital broadcasting solutions, today announced it has completed the acquisition of key assets of Epoch Networks Inc. and Epoch Hosting Inc. (collectively "Epoch"). Under the terms of the agreement, which was announced on November 4th, 2002, VitalStream has acquired a Telco-grade data center, related networking equipment and agreements with over 1000 customers.

        VitalStream will integrate Epoch's Los Angeles data center into the company's Content Delivery Network and will enhance the facility with advanced digital broadcasting capabilities. Originally, Epoch placed a multi-million dollar investment into the build-out of the state-of-the-art facility. The data center is located in a former bank facility with enterprise-class security including armed guards, a mantrap and security cameras in the building entrance and data center. The downtown Los Angeles location is conveniently located in close proximity to many leading media companies.

        "The completion of this acquisition has accelerated VitalStream's strategic business plan to expand its CDN and customer-base while achieving significant savings in capital and time," said Paul Summers, VitalStream's Chief Executive Officer. "We are continuing to make significant progress toward our goal of achieving positive EBITDA."

        The 14,000 square foot facility will provide VitalStream customers with a safe and reliable environment to deliver their media content. Security and environmental systems include multi-layer identity control procedures, armed security staff and closed-circuit video surveillance systems. Power is supplied via multiple 34,800-Volt lines with a capacity of 31,000 amps. Four 750 KVA 4000 amp UPS modules prevent power interruptions. Five emergency generators totaling 5650 KW, enough to supply a city of 20,000 people, provide long-term power backup. Five centrifugal chillers with a capacity of 4000 tons supply chilled water to HVAC distribution units. An additional 1000 ton system is available as a redundant backup.

        With the acquisition, VitalStream expects to welcome over 1,000 new clients. VitalStream believes that there is significant opportunity to improve the effectiveness of the online presence for this new customer base by providing upgrades for its advanced digital broadcasting services. The addition of these new customers will add significant monthly recurring revenue to the combined company, which VitalStream projects would increase the annualized revenue run rate of the company to over $7.5 million.

        As consideration for the assets it is acquiring from Epoch, VitalStream is issuing to Epoch Hosting, Inc. a number of shares of VitalStream common stock equal to 12.5% of the outstanding shares of VitalStream immediately following the closing and $200,000 in cash. The acquisition agreement also requires the issuance of additional shares in order to maintain the 12.5% ownership ratio if VitalStream issues additional shares to the former holders of VitalStream, Inc. under the earnout provisions of its agreement and plan of merger with VitalStream, Inc. The shares issued in the transaction will be "restricted securities," as defined in Rule 144 promulgated under the Securities Act of 1933. Prior to the issuance of shares to Epoch Holdings in connection with the asset acquisition on the closing date, 24,488,933 shares of common stock were outstanding.

        Simultaneously, Dolphin Equity Partners, a leading investor in communications companies, both in the U.S. and abroad, has made a $1.1 million dollar investment in VitalStream through the purchase of convertible promissory notes, complementing VitalStream's investor base. The notes bear interest at the rate of 10% per annum, with the interest payable quarterly in arrears, and are convertible into a number of shares of VitalStream common stock representing 13.2% of the number of outstanding shares immediately following the issuance of shares to Epoch Holdings in connection with the asset acquisition. The terms of the convertible promissory notes also require the issuance of additional shares to maintain the 13.2% ownership ratio if VitalStream issues additional shares to the former holders of VitalStream, Inc. under the earnout provisions of its agreement and plan of merger with VitalStream, Inc. and in connection with other dilutive issuances. In addition to the notes, Dolphin and its affiliate received a warrant to purchase 669,597 shares of VitalStream common stock, subject to adjustment for specified dilutive issuances, at an exercise price of $0.34 per share. Pursuant to a registration rights agreement, VitalStream has agreed to register the re-sale of any shares issued to Dolphin and its affiliate pursuant to the conversion of the notes or upon the exercise of the warrants. Following the issuance of shares to Epoch Holdings in connection with the asset acquisition on the closing date, 27,987,352 shares of common stock were outstanding.

About VitalStream, Inc.

        VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC: VSTH) is a leading provider of products and services that enable the digital broadcast of audio and video content and other communications via the Internet. VitalStream provides audio and video streaming, Web conferencing, advanced media hosting, payment processing, and consulting services. The company's unique mix of services and technology enable businesses to leverage the global reach of the Internet to distribute their media content to targeted audiences worldwide. For more information regarding VitalStream, Inc., call 800-254-7554 or visit the company's website at www.vitalstream.com.

Forward Looking Statements

        This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve known or unknown risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such risks and uncertainties include, without limitation, the risk that clients expected to generate additional revenues for VitalStream may terminate their customer agreements as a result of the acquisition, leading to lower-than-projected revenues, that, expenses associated with the acquisition may exceed forecasts, and that costs associated with the company's post-acquisition projections may exceed associated revenues and prevent the Company from achieving positive EBITDA. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

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  EXHIBIT 99.1
Acquisition Expands VitalStream's Content Delivery Network and Customer Base